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EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of May 1, 2007, by and between Smoky Market Foods, Inc., a Nevada corporation (the "Company"), and Edward C. Feintech ("Employee").

                                    RECITALS

     A. The Company desires to retain Employee as an employee of the Company subject to the terms and conditions of this Agreement.

     C. Employee desires to continue his employment with the Company subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of this Agreement and of the covenants and conditions contained in this Agreement, the parties hereto agree as follows:

1. Employment; Location. The Company hereby employs Employee, and Employee hereby accepts such employment, in Santa Cruz County in the State of California or in such other location as may be mutually agreed between Employee and the Company.

2. Term. The Company agrees to employ Employee, and Employee agrees to accept employment with the Company, for the thirty six (36) month period beginning on the date first set forth above (the "Term"), unless this Agreement is sooner terminated pursuant to the terms of this Agreement. If Employee's employment with the Company continues beyond the Term, the terms of this Agreement will continue to govern Employee's employment with the Company.

3. Duties. Employee's title shall be Chief Executive Officer and President of the Company. Employee's duties shall include such duties as are specifically assigned or delegated to Employee by the Board of Directors of the Company (the "Board") and such other duties as are typically performed by an employee with the same position as Employee. Employee acknowledges that the Board may change, increase or decrease Employee's title, position and/or duties from time to time its discretion. Employee shall diligently execute his or her duties and shall devote his full time, skills and efforts to such duties during ordinary working hours. Employee shall faithfully adhere to, execute and fulfill all lawful policies established from time to time by the Company.

4. Compensation and Benefits. The Company shall pay Employee, and Employee accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

     4.1 Base Salary. During the Term, the Company shall pay Employee an annual base salary per year in an amount not less than $175,000. Such annual base salary to be payable in equal installments at least monthly by the last day of each month or at more frequent intervals in accordance with the Company's customary pay schedule. During the Term, the base salary of Employee shall not

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be reduced below the minimum required by this Section. The Employee's annual base salary shall be reviewed and adjusted annually for performance and comparable job compensation as compared to competitive companies as mutually agreed by the Board and Employee. If Employee's employment continues beyond the expiration of the Term, Employee's annual base salary shall be as mutually agreed by the Company and Employee.

     4.2 Stock Options. With respect to all options to purchase common shares of Company previously granted to Employee or granted during the Term ("Options"), unless otherwise agreed in writing by Employee in Employer's discretion, such Option shall be (and hereby is) amended to provide that if Employee's employment is terminated by the Company without Cause Subsequent to a Change of Control Event pursuant to Section 7.4, all such Options shall immediately vest as of the moment before the effective date of the Change of Control Event. Upon execution of this Agreement, the Company shall grant to Employee an option to purchase 425,000 shares of common stock at an exercise price of $0.10 per share vesting 25% on May 31, 2007 and 1/48 each month thereafter (and otherwise consistent with the Company's stock incentive plan and this Section 4.2).

     4.3 Bonus.

          (a) Annual Bonus. Employee shall be eligible to receive an annual bonus equal to up to eighty percent (80%) of Employee's base salary as of the last day of the calendar year to which such bonus relates upon the achievement of performance measures mutually agreed to by Employee and the Board. Employee and the Board shall, prior to the end of the first month of each calendar year, negotiate in good faith with the objective of agreeing upon performance objectives and related bonus amounts for the upcoming fiscal year. In the event that Employee and the Board are not able to reach such a mutual agreement, the amount of any bonus shall be in the discretion of the Board.

          (b) Signing Bonus. Upon execution of this Agreement, Employee shall receive a bonus of 1,500,000 shares of common stock to be issued as restricted securities. Employee represents to the Company that Employee is an "accredited investor," as defined in Rule 501 under the Securities Act, has adequate knowledge and experience in the purchase of securities of early stage companies so as to be able to protect his interest and is purchasing such shares for investment purposes (with no plan or intent to resale or distribute). Employee understands that such shares are "restricted securities," as defined in Rule 144, and will bear a standard legend reflecting such restrictions.

          (c) Incentive Bonus. During the Term, Employee shall be granted an additional 1,000,000 shares of common stock following the first fiscal year that
(i) revenues of the Company reach each multiple of $50 million (i.e. $50 million, $100 million, $150 million), and (b) with respect to such year, the Company's net income is at least 7.5% (after-tax) of revenue.

     4.4 Additional Benefits. Employee shall be eligible to participate in, and be subject to, the Company's employee benefit plans for, and policies governing, employees, if and when any such plans and policies may be adopted, including, without limitation, bonus plans, pension or profit sharing plans, incentive stock plans, and those plans and policies covering life, disability, health, and dental insurance in accordance with the rules established in the discretion of the Board for individual participation in any such plans and policies as may be in effect from time to time.


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

     4.5 Vacation, Sick Leave, and Holidays. Beginning on the date hereof, Employee shall be entitled to vacation, sick leave and holidays at full pay in accordance with the Company's policy. Employee shall not be paid for any unused sick leave for which he has been credited.

     4.6 Board Seat. During the Term, at any time Employee is not a member of the Board of Directors of Company, Employee shall have the right to notice of meetings of the Board of Directors of Company, the right to attend any meetings of the entire Board of Directors of Company and the right to receive all materials delivered to the directors of Company in connection with such meetings.

     4.7 Deductions. The Company shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on compensation of Employee.

5. Business Expenses. The Company shall promptly reimburse Employee for all reasonable out-of-pocket entertainment and business expenses he incurs in fulfilling his duties hereunder, in accordance with the general policy of the Company in effect from time to time, provided that Employee furnishes to the Company adequate records and other documentary evidence required by the general policy of the Company and all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal or state income tax returns of the Company.

6. Termination of Employee's Employment.

     6.1 Termination of Employment by the Company for Cause. Employee's employment may be terminated by the Company at any time for "Cause." For purposes of this Agreement, "Cause" shall include (i) Employee's material breach of this Agreement, which breach cannot be cured or, if capable of being cured, is not cured within fifteen (15) days after receipt of written notice of the need to cure, (ii) any act of theft, embezzlement, conversion or other taking or misuse of the property or opportunities of the Company, (iii) any fraudulent or criminal activities, (iv) any grossly negligent or unethical activity, (v) any activity that causes substantial harm to the Company, its reputation, or to its officers, directors or employees (including, without limitation, the illegal possession or consumption of drugs for which Employee does not have a valid prescription on Company property or in the course of performing services for the Company), or (vi) habitual neglect of or deliberate or intentional refusal to perform his duties and obligations under this Agreement. A determination of whether Employee's actions justify termination for Cause and the date on which such termination is effective shall be made in good faith by the Board. A termination of Employee's employment pursuant to this Section 6.1 shall be effective as of the effective date of the notice by the Board to Employee that it has made the required determination, or as of such subsequent date, if any, as is specified in such notice.


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     6.2 Termination by the Company Without Cause. Upon not less than 15 day's prior written notice, the Company may terminate Employee's employment without Cause. A termination of Employee's employment pursuant to this Section 6.2 shall be effective as of the later of (i) 15 days after the effective date of the notice to Employee that the Company has elected to terminate his employment without Cause pursuant to this Section 6.2, or (ii) as of such subsequent date, if any, as is specified in such notice.

     6.3 Termination By Employee For Good Reason. Employee may terminate his employment under this Agreement at any time for Good Reason, provided Employee has delivered a written notice to the Board of Directors that briefly describes the facts underlying Employee's belief that Good Reason exists and the Company has failed to cure such situation within 15 days of its receipt of such notice. For purposes of this Agreement, Good Reason shall mean and consist of:

          (a) a material breach by the Company of any of its obligations, duties, agreements, representations or warranties under this Agreement; or

          (b) without Employee's prior written consent, the transfer or relocation of Employee's place of employment to any place other than Washoe County, except for reasonable travel on the business of the Company.

     6.4 Termination by Employee Without Good Reason. Upon not less than 15 day's prior written notice (which notice shall specify the effective date of the termination), Employee may terminate his employment under this Agreement by such notice without Good Reason.

     6.5 Termination of Employment by Death. If Employee dies during the term of employment, Employee's employment shall be terminated effective as of the end of the calendar month during which Employee died.

     6.6 Disability. The Company or Employee may terminate Employee's employment under this Agreement if Employee shall become unable to fulfill his duties under this Agreement for a period of 90 days, as measured by the Company's usual business activities, by reason of any medically determinable physical and/or mental disability determined in accordance with the procedure in this Section
6.6. If in the opinion of the Company or Employee, Employee is disabled for such 90 day period, then the following shall occur:

          (a) the Company or Employee shall promptly so notify (by dated written notice) the insurance company or carrier that, at that time, insures the employees of the Company against long-term disability (the "Company's Insurance Carrier") and request a determination as to whether Employee is disabled pursuant to the terms of the Company's long-term disability plan or policy; and

          (b) the matter of Employee's disability shall be resolved, and Employee and the Company shall abide by the decision of, the Company's Insurance Carrier.


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A termination of Employee's employment pursuant to this Section 6.6 shall be effective ninety (90) days after the date as of which it is determined, pursuant to this Section 6.6, that Employee was disabled. If Employee is not covered by a Company-sponsored disability policy on the date that the Company and/or Employee believe that Employee may have a medically determinable physical and/or mental disability, the Board shall make the determination of whether Employee has a medically determinable physical and/or mental disability using the definition of disability, including applicable court interpretations, used for purposes of the Americans With Disabilities Act of 1990, as amended.

7. Effect of Termination of Employee's Employment.

     7.1 Provisions Applicable to All Terminations. In the event Employee's employment is terminated for any reason, (a) not later than 30 days after the effective date of the termination, all cash compensation described in this Agreement that was due through the effective date of the termination (or in the case of a termination under Section 6.6, within 30 days of the date the Company's Insurance Carrier makes a disability determination), but unpaid, shall be computed and paid to Employee by the Company; and (b) Employee, or his heirs, or estate, as the case may be, shall receive all compensation and employee benefits accrued through the effective date of the termination, and all benefits provided through the Company's insurance plans pursuant to the terms and conditions of such insurance plans or that the Company is required to provide by governing law.

     7.2 Termination by Company With Cause or by Employee Without Good Reason. If Employee's employment is terminated by the Company for Cause pursuant to
Section 6.1, by Employee without Good Reason pursuant to Section 6.4 or by either the Company or Employee after the expiration of the Term, then in such event, Employee shall not be entitled to any compensation in addition to that set forth in Section 7.1.

     7.3 Termination by Company Without Cause or by Employee for Good Reason. If Employee's employment is terminated by the Company without Cause pursuant to
Section 6.2 prior to the expiration of the Term or by Employee for Good Reason pursuant to Section 6.3 prior to the expiration of the Term, then, in addition to complying with the requirements of Section 7.1, the Company shall, upon receipt of a written release from Employee in form and substance reasonably satisfactory to the Company with respect to all liabilities arising prior to and in connection with such termination (other than under Options and this Section), continue to pay, when due in accordance with Section 4.1, to or for the benefit of Employee or, if applicable, his heirs or estate, as their rights may be, one hundred percent (100%) of any and all payments of: (i) annual base salary; and
(ii) 100% of the Company health benefits coverage then in effect (with Company /Employee contributions remaining the same as during the period immediately prior to termination); in each case through the period ending on the 12-month anniversary of the effective date of the termination of Employee's service. In addition, subject to the achievement of any performance measures and other terms and conditions governing such bonus (including any retention of Board discretion), Employee shall be entitled to receive Employee's annual bonus


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related to any complete or partial calendar year of service for which a bonus determination has not been made as of the date of termination, with any bonus to be pro rated for the portion of the calendar year during which Employee remained employed with the Company. For example, if Employee's employment is terminated by the Company without Cause during the Term on August 31 of a given calendar year, and all conditions to Employee's bonus are satisfied (including any conditions involving the exercise of Board discretion), Employee will be entitled to receive, at the time all conditions are satisfied and determinations are made, 8/12 of the bonus to which Employee would have otherwise been entitled with respect to such calendar year.

     7.4 Termination by Company Without Cause Subsequent to Change of Control. If Employee's employment is terminated by the Company without Cause pursuant to
Section 6.2 prior to the Expiration of the Term and within ninety (90) days prior to and one year after a Change of Control Event then, in addition to complying with the requirements of Section 7.1, the Company shall, upon receipt of a written release from Employee in form and substance reasonably satisfactory to the Company with respect to all liabilities arising prior to and in connection with such termination (other than under Options and this Section), continue to pay, when due in accordance with Section 4.1, to or for the benefit of Employee or, if applicable, his heirs or estate, as their rights may be, one hundred percent (100%) of any and all payments of: (i) annual base salary; and
(ii) 100% of the Company health benefits coverage then in effect (with Company /Employee contributions remaining the same as during the period immediately prior to termination) through the period ending on the 24-month anniversary of the effective date of the termination of Employee's service. A Change of Control Event means (a) any capital reorganization, reclassification of the capital stock of Company, consolidation or merger of Company with another corporation in which Company is not the survivor (other than a transaction effective solely for the purpose of changing the jurisdiction of incorporation of Company), (b) the sale, transfer or other disposition of all or substantially all of the Company's assets to another entity, (c) the acquisition by a single person (or two or more persons acting as a group, as a group is defined for purposes of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of more than 40% of the outstanding common shares of Company.

     7.5 Return of Company Property. Upon the termination or end of the employment of Employee with the Company or at any time upon the request of the Company, Employee shall provide to the Company all property belonging to the Company, including, but not limited to, keys, card passes, credit cards, electronic equipment including computers and personal digital devices, cellular telephones, Company automobiles, and all data and Company intellectual property whether located on Company property or otherwise.

8. Covenant Not to Compete

     8.1 Covenant. Employee hereby agrees that, while he is employed by the Company and during a period of 12 months following the termination of his employment with the Company, Employee will not directly or indirectly compete (as defined in Section 8.2 below) with the Company or its affiliates anywhere in the United States. It is the intention of the Company and Employee that this provision be interpreted to only prevent actual competitive harm to the Company and not otherwise hinder or restrict Employee in his efforts to find continued employment in his field of training and expertise.


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     8.2 Direct and Indirect Competition. As used herein, the phrase "directly or indirectly compete" shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any Competing Business (as defined below). For purposes of this Agreement, a "Competing Business" shall be any business or enterprise other than the Company that is engaged in the Company's Business (as defined below). This prohibition, however, shall not apply to ownership of less than five percent (5%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market. For purposes of this Agreement the "Company's Business" means production and distribution of wood-smoked foods.

     8.3 Nonsolicitation. Employee hereby agrees that, while he is employed by the Company pursuant to this Agreement, and, during a period of 12 months following the termination of his employment with the Company, he will not, directly or indirectly, through an affiliate or otherwise, for his account or the account of any other person, (a) solicit business substantially similar to the Company's Business from any person or entity that at the time of termination is or was a customer of a Company, whether or not he had personal contact with such person during and by reason of employment with a Company; (ii) in any manner induce or attempt to induce any employee of a Company to terminate his or her employment with a Company; or (iii) materially and adversely interfere with the relationship between a Company and any employee, contractor, supplier, customer or shareholder of a Company.

     8.4 Enforceability. If any of the provisions of this Section 8 is held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law. In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Section 12 below.

     8.5 Jurisdiction. For the sole purpose of enforcement of the Company's rights under this Section 8, the Company and Employee intend to and hereby confer jurisdiction to enforce the restrictions set forth in this Section 8 (the "Restrictions") upon the courts of any jurisdiction within the geographical scope of the Restrictions. If the courts of any one or more of such jurisdictions hold the Restrictions unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect any Company's rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictions, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. In the event of any litigation between the parties under this Section 8, the court shall award reasonable attorneys fees to the prevailing party.

9. Confidential Information


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     9.1 Definition. The term "Confidential Information" shall mean and include any information, including a formula, pattern, compilation, program, source code, device, method, technique, or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) that is the subject of efforts that are reasonable under the circumstance to maintain its secrecy. Information that may be included in Confidential Information includes matters of a technical nature (including know-how, computer programs, software, patented as unpatented technology, source-code, accounting methods, and documentation), matters of a business nature (such as information about contract forms, costs, profits, employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above. Confidential Information includes, without limitation, technology designs for smoking oven system, smoked food processing techniques, recipes, and marketing plans. Confidential information may also include any such information developed by Employee for the Company while an employee of the Company. "Confidential Information" does not include (i) information that is in the public domain at the time the information is acquired by Employee, or (ii) information that later becomes public through no act or omission of Employee or other person subject to a duty to keep such information confidential.

     9.2 Nondisclosure and Non-Use of Confidential Information. Employee agrees that all files, records (including electronic or digitals records), documents, and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Employee hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Employee further agrees not to disclose or use any Confidential Information, and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Employee's employment or consultancy with the Company for any reason, Employee shall promptly deliver to the Company all materials, documents, data, equipment, and other physical property of any nature containing or pertaining to any Confidential Information, and Employee shall not take from the Company's premises any such material or equipment or any reproduction thereof without the written consent of the Company.

10. Inventions

     10.1 Disclosure of Inventions. Employee hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any "Employment Invention" (as defined in Section 10.3 below) during his employment by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Invention to the Company or to any person designated by it.


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

     10.2 Ownership, Assignment, Assistance, and Power of Attorney. All Employment Inventions (as defined in Section 10.3 below) shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights, or other statutory or common law protection for such Employment Inventions in any country. Employee hereby assigns to the Company any rights which he may acquire in such Employment Inventions. Furthermore, Employee agrees to assist the Company in every proper way at the Company's expense to obtain patents, copyrights, and other statutory common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, Employee agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights, and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Employee's obligations under this Section 10 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Employee at a rate agreed upon by Employee and the Company pursuant to negotiations in good faith after such termination for the time which Employee actually spends at the Company's request in rendering such assistance.

     10.3 Employment Inventions. The definition of Employment Invention as used in this Section 10 is as follows:

     "Employment Invention" means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

          (a) conceived, developed, reduced to practice, or created by the employee:

               (i) within the scope of his employment;

               (ii) on his employer's time; or

               (iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property;

          (b) the result of any work, services, or duties performed by an employee for his employer;

          (c) related to the industry or trade of the employer; or

          (d) related to the current or demonstrably anticipated business, research, or development of the employer.

     10.4 Exclusion of Prior Inventions. Exhibit A attached hereto is a complete list by Employee of all inventions which Employee has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to or during his employment with the Company and which he desires to exclude from the operation of this Agreement. If no inventions are listed on this Exhibit A, Employee represents that he has made no such inventions at the time of signing this Agreement. The Company hereby acknowledges and agrees that, for all purposes of this Agreement, none of the inventions listed on Exhibit A shall be treated as Employment Inventions hereunder.


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

     10.5 Inventions of Third Parties. Employee shall not disclose to the Company, use in the course of his employment, or incorporate into the Company's products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party.

11. No Conflicts. Employee hereby represents that his performance of all the terms of this Agreement and his work as an employee of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

12. Equitable Remedies. Employee acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 8, 9, and 10 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Employee hereby agrees that in any such instance the Company shall be entitled to seek (without prior mediation or arbitration) injunctive or other equitable relief in any state or federal court within or without the State of Nevada in addition to any other remedy to which it may be entitled. Employee hereby submits to the jurisdiction of any courts within the City of Reno in the State of Nevada and agrees not to assert such venue is inconvenient.

13. Assignment. This Agreement is for the unique personal services of Employee and is not assignable or delegable in whole or in part by Employee without the consent of the Board. This Agreement may not be assigned or delegated in whole or in part by the Company without the written consent of Employee; provided, however, this Agreement may be assigned by the Company without Employee's prior written consent if such assignment is made to an entity acquiring substantially all of the business or assets of the Company.

14. Waiver or Modification. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

15. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

16. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

17. Attorneys' Fees. Should Company or Employee default in any of the covenants contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing party shall pay all costs and expenses, including reasonable attorneys' fees, that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by applicable law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.


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

18. Confidentiality. Each of the parties acknowledges that the common shares of the Company are registered under the Securities Exchange Act of 1934, as amended, and a result, the Company may be required to, and hereby has authorization to, file this Agreement or any amendment hereto with the Securities and Exchange Commission without requesting confidential treatment for any portion hereof.

19. Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile or other electronic transmission to the other party to the address or facsimile number set forth below or to such other address or facsimile number as either party may designate from time to time according to this provision. A notice delivered personally or by facsimile or electronic transmission shall be effective upon receipt. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing:

     (a)  To Employee at:     EDWARD C. FEINTECH
                              190 Alta Mira Ct.
                              Aptos, CA 95003
                              Facsimile No: 866-567-0829

     (b)  To the Company at:  SMOKY MARKET FOODS, INC.
                              804 Estates Dr.  Suite 100
                              Aptos, CA 95003
                              Facsimile No: 866-567-0829

20. Disputes; Governing Law; Arbitration.

     (a) Except as provided in Section 12 and Section 8.5, any dispute concerning the interpretation or construction of this Agreement or his employment or service with Company, shall be resolved by confidential mediation or binding arbitration in [City, State]. The parties shall first attempt mediation with a neutral mediator agreed upon by the parties. If mediation is unsuccessful or if the parties are unable to agree upon a mediator, the dispute shall be submitted to arbitration pursuant to the procedures of the American Arbitration Association ("AAA") or other procedures agreed to by the parties. All arbitration proceedings shall be conducted by a neutral arbitrator mutually agreed upon by the parties from a list provided by AAA. The decision of the arbitrator shall be final and binding on all parties. The costs of mediation and arbitration shall be borne equally by the parties.

     (b) This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of California. To the extent this Agreement expressly permits any dispute to be resolved other than through arbitration or mediation, the exclusive venue for any such action shall be the state and federal courts located in Reno, Nevada, and the parties each hereby submit to the jurisdiction of such courts for purposes of this Agreement.


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21. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, all of which taken together shall form a single Agreement. A facsimile copy of this Agreement or any counterpart thereto shall be valid as an original.

               [intentionally left blank; signature page follows]


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

     IN WITNESS WHEREOF, Employee has signed this Executive Employment Agreement personally and the Company has caused this Agreement to be executed by their duly authorized representatives.


                                           COMPANY:


                                           SMOKY MAREKT FOODS, INC.
                                           a Nevada corporation


                                           By: /s/ Shane Campbell
                                               ---------------------------------

                                           Name: Shane Campbell
                                           Title: Chief Financial Officer




                                           EMPLOYEE:


                                           /s/ Edward C. Feintech
                                           -------------------------------------
                                           Edward C. Feintech, an individual


                                       13
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                                    EXHIBIT A

                         PRIOR INVENTIONS AND TRADEMARKS


1. _________________